EXHIBIT (D)

INSURED	[JOHN DOE][1]	POLICY NUMBER	[V1234567][8]

ISSUE DATE	[MAY 01, 2017][3]	POLICY DATE	[MAY 01, 2017][10]

The Guardian Insurance & Annuity Company, Inc.

A Stock Company Incorporated in the State of Delaware

Customer Service Office:       [P.O. Box 26100, Lehigh Valley, PA 18002-6100

1-888-GUARDIAN]62

Read this policy carefully. This policy is a legal contract between the Owner and The Guardian Insurance & Annuity Company, Inc. (GIAC). GIAC will pay the death proceeds to the Beneficiary upon receipt at our Customer Service Office of due proof that the insured died while this policy was in force subject to the terms and conditions of this policy.

In this policy, the words “we”, “our” or “us” refer to The Guardian Insurance & Annuity Company, Inc. and the words “you” or “your” refer to the Owner of this policy. GIAC receives all communications at its Customer Service Office.

[ ]64

ALL VALUES UNDER THIS POLICY WHICH ARE BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT ARE VARIABLE, MAY INCREASE OR DECREASE AND ARE NOT GUARANTEED.

WHILE INTEREST CREDITED TO AN INDEXED ACCOUNT IS AFFECTED BY AN EXTERNAL INDEX, THE INDEXED ACCOUNT DOES NOT PARTICIPATE IN ANY STOCK OR EQUITY INVESTMENT.

THE DEATH PROCEEDS, POLICY ACCOUNT VALUE AND CASH SURRENDER VALUE UNDER THIS POLICY MAY INCREASE OR DECREASE DAILY, DEPENDING UPON PAYMENTS MADE, THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, THE AMOUNT OF INTEREST CREDITED TO THE FIXED-RATE OPTION AND THE INDEXED OPTION, THE AMOUNT OF CHARGES DEDUCTED, CHANGES IN FACE AMOUNT AND WHETHER PARTIAL WITHDRAWALS OR POLICY LOANS ARE TAKEN. SEE THE “DEATH PROCEEDS” AND “POLICY ACCOUNT VALUE” SECTIONS OF THIS POLICY FOR A FULL DESCRIPTION OF THESE VALUES.

THERE IS NO MINIMUM GUARANTEED CASH SURRENDER VALUE. THE LOAN VALUE OF THIS POLICY IS LESS THAN 100% OF THE CASH SURRENDER VALUE. SEE THE “PARTIAL WITHDRAWAL AND SURRENDER” AND THE “POLICY LOANS” SECTIONS OF THIS POLICY FOR A FULL DESCRIPTION OF THESE VALUES.

Free Look Period: Within 10 days ([30]63 days if this policy is identified as a replacement at the time of the application) of receiving this policy you may cancel it for any reason. This is the Free Look Period. We must receive this policy and a written and dated cancellation notice at our Customer Service Office or through any agent or agency prior to the end of the Free Look Period. Any notice of cancellation given by mail is effective on being postmarked, properly addressed and postage prepaid. If cancelled this policy is void from the beginning and any premiums paid including any fees or charges will be refunded.

Variable Universal Life Insurance Policy with an Index-Linked Interest Account

•	Flexible premiums payable during the insured’s lifetime.

•	Adjustable death proceeds payable at death of insured while policy is in force.

•	Investment experience of Separate Account reflected in benefits.

•	Non-participating. No dividends payable.

18-IVUL	1

To obtain information about the coverage provided under this policy, call the agent through whom it was purchased. You may also contact us at our Customer Service Office. Our current Customer Service Office address and phone number are shown below and all correspondence unless otherwise specified should be sent to this address. If this information changes or if we designate an alternate place to send correspondence or requests for specific transactions, we will provide you with such information.

CUSTOMER SERVICE OFFICE

[P.O. BOX 26100

LEHIGH VALLEY, PA 18002-6100

1-888-GUARDIAN (1-888-482-7342)

www.GuardianLife.com]62

18-IVUL	2

POLICY DATA

Insured	[John Doe][1]	Policy Number	[V1234567][8]

Issue Age & Sex	[35 – Male][2]	Underwriting Class	[Preferred Plus NT][9]

Issue Date	[May 01, 2017][3]	Policy Date	[May 01, 2017][10]

Initial Face Amount	$[275,000][4]	Maturity Date*	[May 01, 2103][11]

Basic Sum Insured at Issue	$[250,000][5]	Contract State	[Alabama][12]

Additional Sum Insured at Issue	$[25,000][6]	Death Benefit Option	[1][13]

Owner	[John Doe][7]	Section 7702 Test	[Guideline Premium][14]

Plan of Insurance	Variable Universal Life Insurance with Index- Linked Interest Account	Beneficiary	[As stated in Application or as subsequently stated in Owner’s Signed Notice][15]

BENEFITS & PREMIUMS

PLANNED [ANNUAL][17] PREMIUM	$	[1,000.00	][16]
MINIMUM PREMIUM TO ISSUE POLICY	$	[149.42	][18]
[GUIDELINE LEVEL PREMIUM		$2,859.79	][19]
[GUIDELINE SINGLE PREMIUM		$32,384.93	][20]
TARGET PREMIUM	$	[2,680.50	][21]
MINIMUM FACE AMOUNT	$	[250,000	][22]
POLICY NO-LAPSE GUARANTEE PERIOD**
No-Lapse Guarantee Period		[10 Years	][23]
[Minimum Monthly Premium		$95.06	][24]

*	Coverage may expire prior to the maturity date shown even if planned premiums are paid. The continuation of coverage depends on a number of factors including the amount and frequency of premium payments, the investment performance of the Variable Investment Options to which premiums are allocated, the interest credited to the Index Segments, the Holding Account and the Fixed Rate Option, the current charges assessed against the Policy Account Value, and whether partial withdrawals or policy loans have been taken. Even if coverage continues to the Maturity Date, there may in fact be little or no Policy Account Value.
[**	On a guaranteed basis, the Policy Account Value at the end of the No Lapse Guarantee Period may be insufficient to keep the policy in force unless an additional payment is made at the time.][25]

18-IVUL	3

POLICY DATA

BENEFITS & PREMIUMS (CONTINUED)

RIDER/BENEFIT EXPIRY DATE
[ACCELERATED DEATH BENEFIT RIDER		—
ALTERNATE NET CASH SURRENDER VALUE RIDER		05/01/2024
ADDITIONAL SUM INSURED		05/01/2079
Amount at Issue	$25,000
DISABILITY BENEFIT RIDER		05/01/2044
Specified Amount	$83.33
EXCHANGE OF POLICY OPTION		05/01/2072
WAIVER OF MONTHLY DEDUCTIONS RIDER		05/01/2044	][26]

PREMIUM ALLOCATION AT ISSUE

[FIXED-RATE OPTION	25%
ONE-YEAR INDEXED ACCOUNT*	50%
FIDELITY VIP GOVERNMENT MONEY MARKET PORTFOLIO	25	%][27]

[*	The Index used for the One-Year Indexed Account is the S&P 500 Price Return Index (excluding dividends). See Indexed Option provision for more details.]27.1

The minimum guaranteed effective annual rate for the Fixed-Rate Option is [1.5]28%.

DCA Transfer VIO

[Fidelity VIP Government Money Market Portfolio]29 or other fund we make available for this purpose.

POLICY LOANS

Standard Policy Loan Interest

Loan interest is payable in arrears. Prior to [05/01/2042]31, policy loans bear interest at an annual rate of [4]30%. On [05/01/2042]31 and thereafter, policy loans bear interest at an annual rate guaranteed to not exceed [3.5]30%.

Indexed Policy Loan Interest

Loan interest is payable in arrears. Policy loans bear interest at an annual rate of [6]32%.

See the Policy Loans section for details on loan values.

18-IVUL	4

POLICY DATA

PREMIUM CHARGES

We will deduct a charge from each premium payment not to exceed the following percentages. See the Premiums section for details on the determination of the premium charge.

POLICY YEARS	UP TO TARGET PREMIUM	EXCESS OVER TARGET PREMIUM
[1-10][33]	[8][34]%	[4][35]%
[11+][36]	[4][37]%	[4][38]%

MONTHLY DEDUCTIONS FROM POLICY ACCOUNT VALUE

1.    Cost of Insurance Charges

We deduct the current cost of insurance charge for the Basic Policy on each Monthly Processing Date. We base the monthly cost of insurance charge on our current cost of insurance rates. The current cost of insurance rate will never exceed the maximum monthly cost of insurance rate for the applicable policy year. The Table of Maximum Monthly Cost of Insurance Rates is shown on the Policy Data pages. See the Monthly Cost of Insurance provision for further information.

2.    Administrative Charges

We deduct the administrative charges for the Policy on each Monthly Processing Date. These charges will not exceed:

•	$[7.50][39] per month, plus

•	$[0.13][40] per $1,000 of Basic Sum Insured at Issue

3.    Mortality and Expense Risk Charges

We deduct a Mortality and Expense Risk charge for the Policy on each Monthly Processing Date. This charge will not exceed [0.020833]41% of the total amount of Policy Account Value in the Variable Investment Options.

4.    Indexed Account Charges

We deduct an Indexed Account Charge on each Monthly Processing Date that there are amounts in the Indexed Account. This charge will not exceed [0.083333]42% of the total amount of the Indexed Account.

5.    Rider Charges

Except where noted, we will also deduct the cost of the riders below on each Monthly Processing Date. For further information, see the Monthly Deductions provision and the individual rider form(s) for further information.

RIDER	CHARGE	POLICY YEARS PAYABLE
[ALTERNATE NET CASH SURRENDER VALUE RIDER	One-time charge of $250 due on Issue Date	—

DISABILITY BENEFIT RIDER	2.2968 times the Specified Amount divided by 100.	1 through 30

WAIVER OF MONTHLY DEDUCTIONS RIDER	2.85 times the Monthly Deductions (excluding the cost of this rider) divided by 100.	1 through 30][43]

18-IVUL	5

POLICY DATA

TRANSACTION DEDUCTIONS FROM THE POLICY ACCOUNT VALUE

Transfers

The minimum amount which may be transferred from a Variable Investment Option, Indexed Option or the Fixed-Rate Option is the lesser of: (a) $[100]44 or (b) the entire value of that option. We reserve the right to charge $[25]44 for each transfer after the [12th]44 transfer in a policy year and to limit transfers to once every [30]44 days. Additional restrictions regarding transfers are described in the Allocation and Transfers section of this policy.

Partial Withdrawal of Net Cash Surrender Value

The minimum partial withdrawal is $[500]45. We reserve the right to limit the number of withdrawals in a policy year to [12]44. See the Partial Withdrawals and Surrender section of this policy for further information.

Policy Continuation Rider

There is a one-time charge for this rider if you are eligible to and elect to exercise the rider. The charge is guaranteed to be no more than [4.5]46% of the Policy Account Value at the time you make such election.

Surrender Charges

The table below shows surrender charges for the Initial Face Amount. For a detailed description of surrender charges, see the “Partial Withdrawals and Surrender” section of this policy.

POLICY YEAR	SURRENDER CHARGE
1	$	[18.50
2		$17.13
3		$15.81
4		$14.54
5		$13.33
6		$12.06
7		$10.49
8		$8.92
9		$7.35
10		$5.78
11		$4.20
12		$2.63
13		$1.06
14		$0.00
15 and thereafter		$0.00	][47]

18-IVUL	6

POLICY DATA

INDEXED ACCOUNT

[[One-Year Indexed Account][48]
Index	[S&P 500 Price Return Index* (excluding dividends)][49]

Interest Crediting Method	[Annual point-to-point][50]. This method compares the change in the Index at two discrete points in time, namely the Indexed Segment Start Date and the Indexed Segment Maturity Date.

Indexed Segment Period	[1 Year][51]

Indexed Segment Minimum Starting Amount	$[100][52]

Indexed Segment Start Date	[20th of each calendar month][53]

Indexed Segment Maturity Date	[One year from the Indexed Segment Start Date][54]

Indexed Segment Guaranteed Minimum Interest Rate	[0][55]%

Indexed Segment Guaranteed Minimum Interest Rate	[2.5][56]%

Participation Rate	[100][57]%

The Indexed Segment Rate of Return is equal to the lesser of (a * b) and c with such result not being less than d, where:

(a)	is the Indexed Segment Interest Rate;

(b)	is the Participation Rate;

(c)	is the Indexed Segment Interest Rate Cap; and

(d)	is the Indexed Segment Minimum Interest Rate.

The Indexed Segment Interest Rate is equal to (b ÷ a) – 1, where:

(a)	is the closing value of the Index as of the Indexed Segment Start Date; and

(b)	is the closing value of the Index as of the Indexed Segment Maturity Date.

*	Flexible Solutions® Variable Universal Life (FSVUL 2018) is not sponsored, endorsed, sold or promoted by Standard & Poor’s (S&P). S&P does not make any representation or warranty, express or implied, to the owners of FSVUL 2018 or any member of the public regarding the advisability of investing generally or in FSVUL 2018 particularly or the ability of the S&P 500 Price Return index (the Index) to track general stock market performance. S&P’s only relationship to The Guardian Insurance and Annuity Company, Inc is the licensing of certain trademarks and trade names of S&P and of the Index which is determined, composed and calculated by S&P without regard to The Guardian Insurance and Annuity Company, Inc or FSVUL 2018. S&P has no obligation to take the needs of The Guardian Insurance and Annuity Company, Inc or the owners of FSVUL 2018 into consideration in determining, composing or calculating the Index. S&P is not responsible for and has not participated in the determination of the prices and amount of FSVUL 2018 or the timing of the issuance or sale of FSVUL 2018 or in the determination or calculation of the equation by which FSVUL 2018 is to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of FSVUL 2018.

NEITHER S&P NOR ITS AFFILIATES GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN OR ANY COMMUNICATIONS, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P NOR ITS AFFILIATES SHALL BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE MARKS, THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P OR ITS AFFILIATES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE. The S&P®, Standard & Poor’s®, S&P 500® and Standard & Poor’s 500™ are trademarks of Standard & Poor’s and have been licensed for use by The Guardian Insurance and Annuity Company, Inc.]

18-IVUL	7

POLICY DATA

TABLE OF MAXIMUM MONTHLY COST OF INSURANCE RATES

PER $1,000 OF NET AMOUNT AT RISK

Monthly cost of insurance charges are based on current cost of insurance rates. The current cost of insurance rate applicable to the Net Amount at Risk for the Initial Face Amount will never exceed the applicable maximum monthly cost of insurance rate shown below. See the Monthly Cost of Insurance provision of this policy for further information.

INSURED’S ATTAINED AGE	RATE	INSURED’S ATTAINED AGE	RATE
[35	[0.07504	[78	[2.92659
36	0.08755	79	3.29796
37	0.09840	80	3.72883
38	0.10841	81	4.23603
39	0.11425	82	4.80777
40	0.11926	83	5.47854
41	0.12594	84	6.26356
42	0.13428	85	7.18639
43	0.14180	86	8.26861
44	0.14931	87	9.53282
45	0.15265	88	10.98778
46	0.15933	89	12.59786
47	0.16434	90	14.35217
48	0.17102	91	16.19611
49	0.17854	92	18.08460
50	0.18773	93	19.99819
51	0.20193	94	21.83813
52	0.21948	95	23.51561
53	0.24038	96	25.69065
54	0.26211	97	28.07412
55	0.28386	98	30.74879
56	0.30393	99	33.67948
57	0.32318	100	36.82894
58	0.34326	101	39.87065
59	0.36671	102	43.02541
60	0.39602	103	46.23879
61	0.43540	104	49.44992
62	0.48402	105	52.58615
63	0.53855	106	55.57224
64	0.59983	107	60.05145
65	0.66621	108	65.05536
66	0.73769	109	70.68603
67	0.81429	110	77.06845
68	0.89940	111	83.33333
69	0.99558	112	83.33333
70	1.10878	113	83.33333
71	1.24332	114	83.33333
72	1.40440	115	83.33333
73	1.59219	116	83.33333
74	1.80688	117	83.33333
75	2.04698	118	83.33333
76	2.31101	119	83.33333
77][58]	2.60267][59]	120][58]	83.33333][59]

18-IVUL	8

POLICY DATA

TABLE OF DEATH BENEFIT FACTORS

Death Benefit Factors are used to calculate the death benefit provided under the Section 7702 Minimum Death Benefit (see the Death Proceeds section of this policy for further information).

INSURED’S ATTAINED AGE	FACTOR	INSURED’S ATTAINED AGE	FACTOR
[35	[2.50	[68	[1.17
36	2.50	69	1.16
37	2.50	70	1.15
38	2.50	71	1.13
39	2.50	72	1.11
40	2.50	73	1.09
41	2.43	74	1.07
42	2.36	75	1.05
43	2.29	76	1.05
44	2.22	77	1.05
45	2.15	78	1.05
46	2.09	79	1.05
47	2.03	80	1.05
48	1.97	81	1.05
49	1.91	82	1.05
50	1.85	83	1.05
51	1.78	84	1.05
52	1.71	85	1.05
53	1.64	86	1.05
54	1.57	87	1.05
55	1.50	88	1.05
56	1.46	89	1.05
57	1.42	90	1.05
58	1.38	91	1.04
59	1.34	92	1.03
60	1.30	93	1.02
61	1.28	94	1.01
62	1.26	95	1.00
63	1.24	96	1.00
64	1.22	97	1.00
65	1.20	98	1.00
66	1.19	99	1.00
67][60]	1.18][61]	100 and thereafter][60]	1.00][61]

18-IVUL	9

1. POLICY TERMS

This section defines certain policy terms used throughout this policy. Additional terms, not explained here, are defined in other parts of this policy.

Additional Sum Insured

The Additional Sum Insured, if elected, is additional insurance coverage that provides additional death benefit through the Policy Anniversary on which the insured is Attained Age 100. The Additional Sum Insured amount at issue and expiry date are shown in the Policy Data section.

Allocation Options

The Allocation Options consist of the Variable Investment Options, the Indexed Option and the Fixed-Rate Option.

Attained Age

The Attained Age of the insured is equal to the Issue Age of the insured plus the number of policy years completed since the Policy Date.

Basic Policy

The Basic Policy is comprised of the Policy and the endorsements and applications attached to the Policy. The Basic Policy does not include the riders, if any, attached to the Policy.

Basic Sum Insured

The Basic Sum Insured is the Face Amount of the Basic Policy. While this policy is in-force, this amount becomes payable upon the death of the insured. The Basic Sum Insured amount at issue is shown in the Policy Data section.

Business Day

A Business Day is a day that GIAC will process transactions. Business Days currently include the days that the New York Stock Exchange or its successor is open for trading. Business Days will close at 4:00 PM Eastern Standard Time or, if earlier, the time that the New York Stock Exchange closes. Unless otherwise specified, any transactions or events that occur after GIAC’s close of business or that are scheduled to occur on days not considered Business Days will process on and as of the next Business Day.

Cash Surrender Value

The Cash Surrender Value is the Policy Account Value, as defined in the Policy Account Value section, less any surrender charges.

Face Amount

The Face Amount is the sum of the Basic Sum Insured, the Additional Sum Insured, if any; and any increases and/or decreases in Face Amount that occurred since the Issue Date. Additional Sum Insured coverage will not be included in Face Amount calculations on and after the Policy Anniversary that the insured is Attained Age 100, as this is the date that Additional Sum Insured coverage ends.

Good Order

Notices from any party or parties authorized to initiate transactions under this policy are considered in Good Order if they are received at our Customer Service Office in a format satisfactory to us and includes all information required to process the request.

Holding Account

Amounts allocated to an Indexed Segment are held in the Holding Account prior to the creation of the Indexed Segment.

Indexed Option Alternate Account

When determining the death benefit or surrender value of this policy, an Indexed Option Alternate Account is used to create the minimum guaranteed value associated with the Indexed Option.

18-IVUL	10

Indexed Segment

An Indexed Segment is a portion of an Indexed Account associated with a particular Indexed Segment Start Date. The starting date of a segment is the Business Day that the amount used to create the segment was transferred from the Holding Account into an Indexed Account.

Index

The Index refers to an external index that is among the factors used to determine the Indexed Segment Interest Credit for an Indexed Segment. The Index is shown in the Policy Data section.

Indexed Segment Average Monthly Balance

An Indexed Segment Average Monthly Balance is equal to the average of the Indexed Segment Monthly Balances for an Indexed Segment Period. The Indexed Segment Average Monthly Balance is used to determine the Indexed Segment Interest Credit.

Indexed Segment Interest Credit

The Indexed Segment Interest Credit is the amount associated with an Indexed Segment that is credited to the Policy Account Value on an Indexed Segment Maturity Date. The Indexed Segment Interest Credit is equal to the Indexed Segment Rate of Return multiplied by the Indexed Segment Average Monthly Balance.

Indexed Segment Interest Rate Cap

The Indexed Segment Interest Rate Cap is the maximum Indexed Segment Rate of Return. The Indexed Segment Interest Rate Cap for a given Indexed Segment is set on the Indexed Segment Start Date and, once set, will not change for that Indexed Segment. The Indexed Segment Interest Rate Cap will never be less than the Indexed Segment Guaranteed Minimum Interest Rate Cap shown in the Policy Data section.

Indexed Segment Minimum Interest Rate

The Indexed Segment Minimum Interest Rate is the minimum Indexed Segment Rate of Return. The Indexed Segment Minimum Interest Rate is set for a given Indexed Segment on the Indexed Segment Start Date and, once set, will not change for that Indexed Segment. The Indexed Segment Interest Rate will never be less than the Indexed Segment Guaranteed Minimum Interest Rate shown in the Policy Data section.

Indexed Segment Monthly Balance

The Indexed Segment Monthly Balance is the value of an Indexed Segment on the 20th day of the month. Partial withdrawals, loans and/or transfers processed during an Indexed Segment Period reduce the Indexed Segment Monthly Balance for all prior Indexed Segment Monthly Balances within an Indexed Segment Period by the amount the transactions reduced the Indexed Segment.

Indexed Segment Period

An Indexed Segment Period begins on the Indexed Segment Start Date and ends on the Indexed Segment Maturity Date.

Indexed Segment Rate of Return

The Indexed Segment Rate of Return is the rate used to determine the Indexed Segment Interest Credit. It reflects the growth in the Index during an Indexed Segment Period, subject to the Indexed Segment Interest Rate Cap and Indexed Segment Minimum Interest Rate.

Initial Face Amount

The Face Amount on this policy’s Issue Date.

Internal Revenue Code

The Internal Revenue Code of 1986, as amended, and its related rules and regulations.

Investment Unit

A unit of measure used to determine the value attributable to a Variable Investment Option.

18-IVUL	11

Issue Age

The insured’s Issue Age is the age on the birthday nearest the Policy Date. The Issue Age is shown in the Policy Data section.

Issue Date

The Issue Date is shown in the Policy Data section. The Issue Date starts the contestability and suicide exclusion periods.

Loan Account

An account to which values from the Variable Investment Options, Indexed Option and Fixed-Rate Option are transferred when a Standard Loan is taken. The Loan Account is equal to the Loan Amount of the Standard Loan plus interest credited to the Loan Amount since the last Policy Anniversary.

Loan Amount

Loan Amount is the sum of any amounts borrowed plus any capitalized loan interest less any loan repayments.

Minimum Monthly Premium

The Minimum Monthly Premium is the amount used in the No-Lapse Guarantee Condition calculation.

Monthly Deductions

The total of the charges due and payable on each Monthly Processing Date.

Monthly Processing Date

The day of each policy month on which the Monthly Deductions are deducted from (1) the Unloaned Policy Account Value and (2) any Indexed Option Alternate Accounts. The Monthly Processing Date is also the date that certain policy benefits and values are calculated. The Monthly Processing Date is the same date of each calendar month as the Policy Date, or the last day of a calendar month, if earlier. If such calendar day is not a Business Day, the Monthly Processing Date will be the next following Business Day.

Net Accumulated Premiums

For Death Benefit Option 3, the Net Accumulated Premium is the sum of premiums paid less the sum of adjusted partial withdrawals taken to date. An adjusted partial withdrawal is the partial withdrawal reduced by the portion that exceeds the Net Accumulated Premiums at the date of the partial withdrawal.

Net Amount at Risk

The amount calculated as the net amount at risk death benefit less the Policy Account Value. The net amount at risk death benefit is the greater of:

•	the Face Amount plus the Policy Account Value if Death Benefit Option 2 is in effect or plus the Net Accumulated Premiums if Death Benefit Option 3 is in effect; and

•	the Policy Account Value multiplied by the appropriate Attained Age factor shown in the Table of Death Benefit Factors in the Policy Data section.

A separate Net Amount at Risk is determined for the Basic Sum Insured, Additional Sum Insured and for each Policy Segment. The Net Amount at Risk for any Policy Segment can never be less than zero.

Net Cash Surrender Value

The Net Cash Surrender Value is equal to the Cash Surrender Value less any Policy Debt.

Net Premium

The Net Premium is the portion of a premium payment applied to the Variable Investment Options, Indexed Account or the Fixed-Rate Option. The Net Premium is the premium after the deduction of a premium charge based on the percentages shown in the Policy Data section from each premium payment before allocation.

Participation Rate

The Participation Rate is the percentage of the Indexed Segment Interest Rate used to calculate the Indexed Segment Rate of Return. The Participation Rate is shown in the Policy Data section.

18-IVUL	12

Planned Premium

The Planned Premium was designated in the application for this policy. The amount or mode of the Planned Premium may be changed if we receive your signed written request for such change in Good Order.

Policy Account Value

The Policy Account Value is the sum of the values in the Variable Investment Options, Indexed Option, Fixed-Rate Option and Loan Account. The Unloaned Policy Account Value is the Policy Account Value less the Loan Account (or the Loan Amount for any Indexed Loan). In this policy, the Policy Account Value on a Monthly Processing Date is the value after the subtraction of the Monthly Deductions due on that date, unless specified otherwise.

Policy Anniversary

The Policy Anniversary is the same date of each calendar year as the Policy Date.

Policy Date

The Policy Date is shown in the Policy Data section. The Policy Date is used to determine policy months, policy years and policy anniversaries.

Policy Debt

The Policy Debt is equal to the sum of the Loan Amount, accrued loan interest and unpaid loan interest.

Policy Effective Date

The Policy Effective Date is the date is the policy has been delivered, accepted by the Owner and premium equal to or exceeding the Minimum Premium to Issue Policy has been paid. Assuming that premium is paid during the lifetime of and prior to any change in the health of the insured, the Policy Effective Date is the date that coverage under this policy begins.

Policy Segment

A Policy Segment is the additional coverage provided by an increase in the Face Amount of the policy. As described in the Increases in Face Amount provision, each Policy Segment has its own underwriting class and charge structure.

Unloaned Policy Account Value

The Unloaned Policy Account Value is the portion of the Policy Account Value not securing any outstanding loans under the policy. The value of the Unloaned Policy Account is equal to the Policy Account Value less the amount in the Loan Account. The Policy Account Value is discussed further in the Policy Account Value section.

Section 7702

The section of the Internal Revenue Code which defines life insurance.

Target Premium

The Target Premium amount is used for determining premium charge. The Target Premium for the Initial Face Amount is shown in the Policy Data section.

Unit Value

The Unit Value is the value of an Investment Unit.

Variable Investment Options

The Variable Investment Options are the investment divisions of The Guardian Separate Account N (Account N).

2.    OWNERSHIP

The Owner is named in the application or in any later change shown in our records. While the insured is living and subject to any assignment on file with us, the Owner alone has the right to receive all benefits and exercise all rights this policy grants or we allow. We will not be bound by the provisions of any trust agreement. We will not be responsible for the actions of any trustee and will be fully discharged in making any payments to such trustee.

If the Owner is not the insured, the Owner may name or change a successor Owner who will become the new Owner upon the Owner’s death. The request to name or change a successor Owner must be sent to our Customer Service

18-IVUL	13

Office in Good Order and includes supplying any required information about the successor Owner. The request will then take effect as of the date that it is signed unless otherwise specified by the Owner. Successor Owners do not share in the benefits under this policy while an Owner is living.

If the owner dies and there is no joint Owner, the next designated successor owner then living will become the new Owner. If none is then living, the Owner’s estate will become the new Owner.

Multiple Owners

More than one person may be named as owner. In that case, the named Owners may be designated either as joint Owners or as successor Owners. When joint Owners are named, all Owners share equally in all rights under this policy. Except for transfers, any request for a policy transaction or change must be signed by all joint owners named in our records. Unless otherwise provided, if a joint owner dies, ownership passes to the surviving joint owner(s) equally on the date we receive proof of such death.

Changes in Ownership

You may change an Owner by written request in Good Order including supplying any required information about the new Owner. Unless otherwise specified by the Owner, the change will take effect as of the date the request is signed, whether or not the insured is living when we receive the request in Good Order. However, the change will not apply to any payments made or actions taken by us on or before the date that the request is received in Good Order.

Assignment

No assignment will bind us unless the original written assignment, or a copy, is on file at our Customer Service Office. An assignment must be signed and dated by both the assignor and the assignee and, as applicable, by the beneficiary. An assignment is effective on the date the notice of assignment is signed, unless otherwise specified by the Owner. The rights of any owner or beneficiary and the entire contract, as defined in The Contract, will be subject to terms and conditions of the assignment. We will rely solely on the terms of the assignment as to the amount of the assignee’s interest. We will not be responsible for the validity or sufficiency of any assignment. Unless otherwise provided, the assignee may exercise all rights this policy grants except:

•	the right to change the owner or beneficiary;

•	the right to elect a Payment Option; and

•	the right to allocate or transfer amounts among the Variable Investment Options, Indexed Account and the Fixed-Rate Option.

Assignments are subject to all payments made or actions taken by us on or before the date we receive the assignment in Good Order. Any interest that a Beneficiary may have in this policy will be subject to an assignment made either before or after a Beneficiary is named. An assignee is not an Owner. An assignment is not a transfer of ownership. Transferring ownership can only be made in accordance with the Changes in Ownership provision.

3.    DEATH PROCEEDS

The death proceeds become payable to the Beneficiary upon receipt at our Customer Service Office of due proof that the insured died while this policy was in force subject to the terms and conditions of this policy.

The amount of the death proceeds payable is the sum of the following:

•	the amount of death benefit as calculated on the date of the insured’s death provided under the Death Benefit Option then in force (see the Death Benefit Options provision below); and

•	any insurance on the insured’s life provided by riders attached to this policy;

•	less, as of the date of the insured’s death:

•	any Policy Debt; and

•	the lesser of:

•	an amount to bring the Policy Account Value less the Policy Debt up to zero, if such amount is less than zero as of the date of death;

•	any deficiency in the No-Lapse Guarantee Condition if this policy is within the No-Lapse Guarantee period (see the No Lapse Guarantee provision); or

18-IVUL	14

•	any deficiency in the Guaranteed Coverage Requirement for the Guaranteed Coverage Rider if such rider is in effect under the policy.

Death Benefit Options

The owner elects the Death Benefit Option in the application.

Death Benefit Option 1 (Level)

The amount of death benefit provided under this option on any date is the greatest of:

•	the Face Amount; or

•	the minimum death benefit required under Section 7702 as calculated on the Monthly Processing Date preceding the date of death, less any partial withdrawals that may have occurred after that Monthly Processing Date; or

•	the minimum death benefit required under Section 7702, as calculated as of the date of death.

Death Benefit Option 2 (Increasing)

The amount of death benefit provided under this option on any date is the greatest of:

•	the Face Amount plus the Policy Account Value, if positive; or

•	the minimum death benefit required under Section 7702 as calculated on the Monthly Processing Date preceding the date of death, less any partial withdrawals that may have occurred after that Monthly Processing Date; or

•	the minimum death benefit required under Section 7702, as calculated as of the date of death.

Death Benefit Option 3 (Return of Premium)

The amount of death benefit provided under this option on any date is the greatest of:

•	the Face Amount plus the Net Accumulated Premiums; or

•	the minimum death benefit required under Section 7702 as calculated on the Monthly Processing Date preceding the date of death, less any partial withdrawals that may have occurred after that Monthly Processing Date; or

•	the minimum death benefit required under Section 7702, as calculated as of the date of death.

Maturity Date

The Maturity Date is the Policy Anniversary on which the insured is Attained Age 121. If the insured is living on the Maturity Date and the Policy Account Value less any Policy Debt is greater than zero, the policy will remain in force past the Maturity Date unless the policy is then surrendered. If the policy continues, then beginning on this date:

•	no further Monthly Deductions will be made from the Policy Account Value;

•	no further premiums will be accepted;

•	no partial withdrawals will be allowed but you can surrender the policy, subject to the terms of the Partial Withdrawals and Surrender provision; and

•	all Unloaned Policy Account Value is transferred to the Fixed-Rate Option. If the amount in the Indexed Option is less than the amount in the Indexed Option Alternate Account, the difference will also be applied to the Fixed-Rate Option.

If Option 2 or 3 is in effect at that time, it will be automatically changed to Option 1 following the rules described in the Changing the Death Benefit Option provision and no subsequent Death Benefit Option changes will be permitted.

After the Maturity Date, this policy may not qualify as life insurance. It may be subject to adverse tax consequences and a tax advisor should be consulted before choosing to continue the policy.

Section 7702 Minimum Death Benefit

The amount of death benefit will always equal or exceed the minimum death benefit required by the Cash Value Accumulation Test or the Guideline Premium Test under Section 7702, as elected in the application. Once the policy is issued, this election may not be changed. The test which applies to this policy is shown in the Policy Data section.

The minimum death benefit required under Section 7702 on any date is the Policy Account Value on that date multiplied by the factor for the appropriate Attained Age shown in the Table of Death Benefit Factors in the Policy Data section. For purposes of calculating the minimum death benefit, if the amount in the Indexed Option Alternate Account is greater than the amount allocated to the Indexed Option, the Policy Account Value should be increased by the difference between the Indexed Option Alternate Account and the Indexed Option.

18-IVUL	15

Changing the Death Benefit Option

Subject to the rules stated below and while the insured is living, you may change the Death Benefit Option of this policy on or after the first Policy Anniversary. We must receive your signed written request for the change in Good Order. No evidence of insurability will be required. Any such change will become effective on the Monthly Processing Date that is on or next follows the date of receipt of the request.

The Death Benefit Option may not be changed if Monthly Deductions are then being waived under a Waiver of Monthly Deductions rider. In addition, if this policy contains a Policy Continuation Rider and you elect to exercise the benefit provided under such rider, we will change the Death Benefit Option to Option 1 and no subsequent changes will be permitted.

Changing from Death Benefit Option 2 to Option 1

When we make this change, the Face Amount of the policy will be increased by the amount of the Policy Account Value on the effective date of the change. The Face Amount is increased so that the amount of the death benefit remains the same immediately after the effective date of the change. This increase in Face Amount will not result in a new Policy Segment. Instead, the initial Basic Sum Insured will be increased.

Changing from Death Benefit Option 3 to Option 1

When we make this change, the Face Amount will be increased by the amount of the Net Accumulated Premiums on the effective date of the change. The Face Amount is increased so that the amount of the death benefit remains the same immediately after the effective date of the change. This increase in Face Amount will not result in a new Policy Segment. Instead, the initial Basic Sum Insured will be increased.

Other than the option changes noted above, no other option changes are allowed.

4.    BENEFICIARY

The beneficiary is named in the application or in any later change shown in our records. We will pay the death proceeds to the Beneficiary, subject to the terms of the Death Proceeds provision and other provisions of this policy. You may designate the Beneficiary in the application for this policy or in any later change we receive in Good Order shown in our records while the insured is living. The Beneficiary designated in the application is shown in the Policy Data section. Unless otherwise provided, in order to receive proceeds at the insured’s death, a beneficiary must be living on the earlier of:

•	the date we receive due proof of the insured’s death in Good Order; or

•	the 15th day after the insured’s death.

Unless otherwise provided, if no designated beneficiary is living on such earlier date, the owner or the owner’s estate is the beneficiary.

If more than one person is named as beneficiary with no number or the same number, those persons are concurrent beneficiaries. The Owner may name successor Beneficiaries. The interest of any Beneficiary who dies before the insured will pass to any successor Beneficiaries who have survived the insured’s death according to their respective interests. There may be different classes of Beneficiaries such as primary, contingent or tertiary Beneficiaries. These classes set the order of payment. There may be more than one Beneficiary in a particular class. Beneficiaries in each class share the death proceeds equally or you may designate each Beneficiary’s share.

If equal shares are specified, unless otherwise provided by the Owner, the share of each Beneficiary in a given class who predeceases the insured will be shared equally by the surviving beneficiaries in that class. If unequal shares are specified and a beneficiary predeceases the insured, unless otherwise specified, the beneficiary of that share will be the owner or the owner’s estate.

Beneficiary Changes

You may change the beneficiary by written request while the insured is living. Unless otherwise specified by the Owner, the change will take effect as of the date the request is signed, whether or not the insured is living when we receive the request in Good Order. However, the change will not apply to any payments made or actions taken by us on or before the date that the request is received at our Customer Service Office.

18-IVUL	16

Trust as Beneficiary

If a trust is named as a Beneficiary and no qualified trustee makes a claim to the death proceeds within one year after payment becomes due to the trust, or satisfactory evidence is provided that no trustee can qualify to receive such payment, the proceeds will be paid as if the trust had not been named. We will not be responsible or be liable for any actions taken by the trustee and for all amounts paid to, or at the direction of, the trustee. We will not be responsible for the validity of any trustee arrangement. Any change in trustee will not be valid until we receive written evidence of such change in Good Order.

5.    CHANGING THE FACE AMOUNT

Increases in Face Amount

You may request an increase in the Face Amount on a Policy Anniversary prior to the insured’s Attained Age 71.

To process an increase in the Face Amount, we require that:

•	your signed written request for the increase is received in Good Order at least 30 days before a Policy Anniversary; and

•	the insured provides evidence of insurability satisfactory to us; and

•	the minimum Face Amount increase is at least $25,000.

The issue age for an increase in Face Amount will be the insured’s Attained Age under the policy at the time the increase takes effect.

If a request to increase the Face Amount is approved, the increase will take effect on the Policy Anniversary next following our receipt of the request in Good Order, provided that the insured is living on that date. Any Face Amount increase, with the exception of an increase that results from a change in Death Benefit Option, will be treated as a separate Policy Segment. Each Policy Segment will have its own:

•	underwriting class;

•	cost of insurance rates;

•	surrender charges;

•	administrative charges;

•	Target Premiums; and

•	Minimum Monthly Premium.

Policy Segments will affect premium charges (see the Determination of Premium Charges provision for further discussion). We will provide revised Policy Data pages that reflect any changes resulting from an increase in Face Amount.

Face Amount increases are not permitted if:

•	an accelerated death benefit has been exercised under an Accelerated Death Benefit Rider attached to this policy;

•	Monthly Deductions are being waived under a Waiver of Monthly Deductions rider; or

•	a Waiver of Monthly Deductions rider is present and the effective date of increase occurs on or after the insured’s Attained Age of 55.

Decreases in Face Amount

You may request a decrease in the Face Amount at any time. We must receive your signed written request for the decrease in Good Order. To process a decrease in the Face Amount, we require that:

•	the insured is living on the date the decrease takes effect;

•	the amount of the decrease is at least $5,000; and

18-IVUL	17

•	the reduced Face Amount is not less than the Minimum Face Amount shown in the Policy Data section.

Decreases take effect on the Monthly Processing Date that is on or next follows the date we receive a request to decrease the Face Amount that meets all of the above requirements. A decrease is applied:

•	first, to reduce the amount provided by each Policy Segment that resulted from any prior increases in Face Amount, in the reverse order in which these increases occurred, beginning with the most recent Policy Segment;

•	next, to reduce the Additional Sum Insured portion of the Initial Face Amount; and

•	finally, to reduce the Basic Sum Insured portion of the Initial Face Amount.

We will provide revised Policy Data pages that reflect any changes resulting from a decrease in Face Amount.

Decreases in Face Amount may occur in conjunction with your request to make a partial withdrawal. This type of decrease is the same as any other decrease, except that the $5,000 minimum decrease does not apply.

Decreases in Face Amount are not permitted while Monthly Deductions are being waived under a Waiver of Monthly Deductions rider.

6.    PREMIUMS, LAPSE AND REINSTATEMENT

Premium Payment

The first premium is due on the Issue Date. This premium must be at least equal to the Minimum Premium to Issue Policy, as shown in the Policy Data section. If this policy is backdated, the first premium must also cover the Monthly Deductions due between the Policy Date and the Issue Date.

This policy is in force when the first premium is paid, but not before the Issue Date. After the first premium, all other premiums must be paid at our Customer Service Office. Upon request, we will provide a receipt of payment signed by one of our officers.

A Planned Premium was selected in the application for this policy. Reminder notices for the Planned Premium will be provided annually, semi-annually, or quarterly as requested; however, no premium needs to be paid as long as the Policy Account Value less any Policy Debt is greater than or equal to zero.

The minimum premium payment we will accept is $100 unless we have authorized payment under a pre-authorized check plan. The minimum premium payment we will accept under a pre-authorized check plan is $25.

All premiums are subject to our premium limitations.

Premium Limitations

The Guideline Premium Test under Section 7702 limits the relationship of premium to death benefit so that this policy continues to qualify as life insurance.

If you elect the Guideline Premium Test as the method for testing Section 7702 compliance, we will accept a premium payment that does not exceed either the Guideline Level Premium or the Guideline Single Premium shown in the Policy Data section.

If you elect the Cash Value Accumulation Test as the method for testing Section 7702 compliance, we will accept any payment that would not result in an increase in the death proceeds as a result of Section 7702. We will accept premium payments that would cause such an increase as long as the cumulative payments received within the policy year does not exceed 300% of the Target Premium. Premium payments exceeding this amount may be accepted if the insured provides us with satisfactory evidence of insurability.

Premium payments that violate the rules of either test will be accepted only if that premium is needed to continue coverage under this policy. Otherwise, premium payments that violate any of the above rules will be refunded with interest at an annual rate of 6% within 60 days of receipt of such premium.

Crediting Payments

Any payment not identified as a premium payment received at our Customer Service Office will first be applied to repay Policy Debt, if any, and then as a premium payment. Any payment received during the grace period, even those

18-IVUL	18

identified as premium payments, will be applied first to repayment of Policy Debt and then as premium payments thereafter. Premium payments made in accordance with the Premium Limitations provision above will be credited as of the Business Day they are received in Good Order.

Determination of Premium Charges

A premium charge is a charge that is deducted from premium payments before they are credited to the policy. We determine the premium charges based on:

•	The premium charge percentages shown in the Policy Data section;

•	The Target Premiums associated with the Initial Face Amount and any Policy Segments; and

•	Our method of assigning premium payments to the Initial Face Amount and any Policy Segments.

If the Face Amount of this policy is increased and a new Policy Segment is created, there will be a Target Premium associated with that Policy Segment. The revised Policy Data pages provided when you increase the Face Amount will show the Target Premium associated with the new Policy Segment.

For the purpose of determining the appropriate premium charge, each premium payment we receive is assigned to the Initial Face Amount and each successive Policy Segment according to the Target Premium for each of these coverages and the effective date of each of these coverages. Premiums are first assigned to the Initial Face Amount up to the amount of the Target Premium for the Initial Face Amount. Any excess premium is assigned to the oldest Policy Segment up to the amount of its Target Premium and then to successive Policy Segments, from oldest to most recent, according to the Target Premiums for each Policy Segment. Once premium payments have been fully assigned to the total Target Premium for the entire policy, then subsequent premiums received will be treated as a payment above Target and will have a lower premium load. Premiums considered to be above Target will be applied proportionately among the Initial Face Amount and each Policy Segment based on the Target Premiums for each of these coverages. However, in assigning premiums, the amount assigned is reset to zero on each Policy Anniversary for the Initial Face Amount and the amount assigned to each Policy Segment is reset to zero on each anniversary of the effective dates for each of these Policy Segments.

Continuation of Insurance

On each Monthly Processing Date, Monthly Deductions are subtracted from the Policy Account Value. Except as may be provided in the No-Lapse Guarantee Period provision of this policy, or any attached Guaranteed Coverage Rider, this policy may lapse if the Policy Account Value, after subtracting these charges, minus the Policy Debt is less than zero.

Grace Period

We allow a grace period of 61 days after any Monthly Processing Date on which the Policy Account Value, after subtracting the Monthly Deductions, minus any Policy Debt is less than zero. During the grace period, the policy remains in force. During the grace period, in order to prevent your policy from lapsing, you must make a premium payment such that, as of the date the policy entered the grace period the Policy Account Value less the Policy Debt would have been greater than or equal to zero. Before applying this payment to the policy, we will deduct any Monthly Deductions that are due but were unpaid because the Policy Account Value was insufficient to cover such charges. If you do not make such a premium payment by the end of the 61-day grace period, this policy will lapse.

While the policy is in the grace period, we will mail you a notice, at least 30 days before the end of the grace period, to notify you that the policy is in danger of lapsing. This notice will be mailed to the last known address for the policyowner (and any assignee) on our records.

See the No-Lapse Guarantee Period provision of this policy and any attached Guaranteed Coverage Rider for special rules regarding policy lapse when either of those benefits applies.

No Lapse Guarantee Period

This policy may provide a No-Lapse Guarantee Period, if indicated in the Policy Data section. If such a benefit applies, the benefit begins on the Policy Date and ends at the end of the No-Lapse Guarantee Period shown in the Policy Data section. During the No-Lapse Guarantee Period, we guarantee that this policy (including any riders) will not lapse even if the Policy Account Value less the Policy Debt is less than zero on a Monthly Processing Date, if the No-Lapse Guarantee Condition is met on such Date.

18-IVUL	19

No Lapse Guarantee Condition

The No Lapse Guarantee Condition on any Monthly Processing Date is met if (a) is equal to or greater than (b) where:

(a) is the sum of

•	all premium payments made under this policy;

•	plus amounts applied under any Disability Benefit Rider attached to this policy;

•	less any existing Policy Debt;

•	less any previous partial withdrawals; and

(b) is the sum of

•	the Minimum Monthly Premiums for all previous policy months, including the Premium for the current Monthly Processing Date;

•	less the Minimum Monthly Premiums for any period that Monthly Deductions were waived under any Waiver of Monthly Deductions Rider attached to this policy.

During the No-Lapse Guarantee Period, if the Policy Account Value less the Policy Debt on a Monthly Processing Date is less than zero, we will check the No-Lapse Guarantee Condition. If this condition has been met as of that date, this policy will not enter the grace period and any Monthly Deductions that were due and unpaid will be waived). If the No-Lapse Guarantee Condition is not met and the Policy Account Value is less than zero on that date, then the grace period will begin on that date. In this case, the required payment to prevent the policy from lapsing is the lesser of:

•	the payment described in the Grace Period provision; or

•	the amount necessary to satisfy the No-Lapse Guarantee Condition as of the date the policy entered the grace period.

Reinstatement

If this policy lapses, it may be eligible for reinstatement within 5 years after the date of lapse. The reinstatement will not take effect until we approve the application for reinstatement and receive payment of all amounts due as described below.

The requirements for reinstatement are:

•	signed written application received at our Customer Service Office in Good Order;

•	evidence of insurability satisfactory to us;

•	the insured is living on the date the reinstatement takes effect;

•	payment or reinstatement of any outstanding Policy Debt. Policy Debt will grow at the maximum policy loan interest rate (for an Indexed Loan the rate of interest will be 3%) from the date of lapse to the date of reinstatement (see the Policy Loans provision). For Standard Loans, we will also credit interest to the Loan Account at the minimum interest rate described in the Loan Account provision. In the case of an Indexed Loan, we will also credit interest to the Holding Account and Indexed Option Alternate Account at their respective minimum interest rates;

•	payment of any Monthly Deductions which were due through the end of the policy’s grace period, but uncollected;

•	payment of the difference between the surrender charge in effect at the time the policy lapsed and the surrender charge in effect on the date of reinstatement; and

•	a premium payment of an amount equal (after deduction of premium charges) to 3 times the Monthly Deduction that was due on the Monthly Processing Date that was on or immediately preceded the date of lapse. In calculating the premium charge, we will use the percentage for the appropriate policy year that applies to payments made up to the Target Premium as shown in the Policy Data section.

The date of reinstatement will be the Monthly Processing Date on or after the date we approve the reinstatement. Charges for the policy after reinstatement will be based on the Attained Age at the time of reinstatement and the duration from original issue of the policy. The Policy Account Value upon reinstatement will be the Policy Account Value in effect at the time of lapse, plus the premium payment described above after the deduction of the premium charge. The value in the Indexed Option Alternate Account, if any, will be set to the amount it was on the date of lapse less the portion of the Indexed Option Alternate Account that was paid to the owner when the policy lapsed accumulated at 2.5% interest.

18-IVUL	20

We will not reinstate this policy if it was previously surrendered for its Net Cash Surrender Value. If this policy lapses and is subsequently reinstated, the right to exchange this policy, as described in the Exchange of Policy provision, will be suspended for one year from the date of reinstatement. In addition, if this policy lapsed during the No-Lapse Guarantee Period, if applicable, and is subsequently reinstated, the No Lapse Guarantee benefit will not be reinstated.

7.    ALLOCATIONS AND TRANSFERS

Allocation of Net Premiums

On the Issue Date, we will allocate any Net Premiums received prior to the Issue Date to the Allocation Options in accordance with your premium allocation percentages then in effect. The allocation percentages in effect on the Issue Date are designated in the application and shown in the Policy Data section.

You may subsequently change your premium allocation percentages for future premiums by sending us your signed written request in Good Order. Any allocation change will only apply to premiums received on or after the Business Day on which your request was received in Good Order. All allocation percentages must be in whole numbers; no fractional percentages are permitted. The sum of the percentages allocated among the options must equal 100.

Transfers

The owner may transfer all or a portion of the Unloaned Policy Account Value among the Variable Investment Options, the Indexed Account and the Fixed-Rate Option, subject to the conditions described below.

We must receive your proper request for transfer in Good Order.

The minimum amount which may be transferred is the lesser of the amount shown in the Policy Data section, or the entire value of that option.

We reserve the right to assess a charge for each transfer, after the twelfth transfer in a policy year. The amount of the transfer charge is shown in the Policy Data section. If such charge is assessed, we will deduct the transfer charge from the options from which the amounts are transferred. However, a transfer charge will not be assessed for certain transactions as described elsewhere in this policy.

We also reserve the right, in our reasonable discretion, to limit, modify, restrict, suspend or eliminate an owner’s right to make transfers. A limitation or modification could be applied to transfers to, or from, one or more of the Variable Investment Options and could include, but is not limited to:

•	Requiring the owner’s transfer requests to be made through the U.S. Postal Service or otherwise restricting electronic or telephonic transaction privileges;

•	Refusing or otherwise restricting any transfer request by an owner which we believe alone or with a group of transfer requests may have a detrimental effect on Account N or the underlying Variable Investment Options; or if we are informed by any registered investment company of a Variable Investment Option that the purchase or redemption of shares to execute a transfer request would have a detrimental effect on the applicable Variable Investment Option(s).

Frequency of Transfers and Effective Dates

We reserve the right to limit transfers among the Variable Investment Options, Indexed Option or into the Fixed-Rate Option to once every 30 days. Any transfer among the Variable Investment Options and the Indexed Option or into the Fixed-Rate Option will be effective as of the close of the Business Day on which we receive the request in Good Order.

We allow transfers from the Fixed-Rate Option into one or more of the Variable Investment Options or Indexed Account only once each year, on or within 30 days before or after a Policy Anniversary. The maximum amount that may be transferred from the Fixed-Rate Option each policy year is the greater of: (a) 33 1/3% of the Policy Account Value attributable to the Fixed-Rate Option on the Policy Anniversary; or (b) $2,500.

Transfers from the Fixed-Rate Option will be effective:

•	as of the Policy Anniversary, if we receive your transfer request in Good Order on or within 30 days prior to that Anniversary; or

18-IVUL	21

•	as of the close of the Business Day on which we receive your transfer request in Good Order, if such request is received within 30 days after a Policy Anniversary.

We will not process any request for transfer from the Fixed-Rate Option that is received at any other time of the year.

Dollar Cost Averaging Transfer Option

You may make monthly transfers under the Dollar Cost Averaging Transfer Option if a portion of the Policy Account Value is attributable to the DCA Transfer VIO shown in the Policy Data section. We may change the DCA Transfer VIO. If we do so we will provide notice of such change to you.

Under this option, an amount that you specify will be automatically transferred from the DCA Transfer VIO on a Monthly Processing Date and into one or more of the other Allocation Options, as elected by you. The minimum amount that may be transferred into each option is $100 per transfer.

We must receive your signed written election of this option in Good Order at least 3 Business Days before the Monthly Processing Date on which such monthly transfers are to begin.

The Dollar Cost Averaging Transfer Option will terminate:

•	when we receive your signed written request for cancellation in Good Order at least 3 Business Days before the Monthly Processing Date on which a transfer would normally occur; or

•	if the portion of the Policy Account Value allocated to the DCA Transfer VIO is less than the amount designated for transfer on a Monthly Processing Date. In this event, we will automatically transfer the portion of the Policy Account Value remaining in the DCA Transfer VIO on a pro-rata basis into the other Variable Investment Options, Indexed Account or into the Fixed-Rate Option, in accordance with your then current Dollar Cost Averaging transfer instructions.

You may change the transfer instructions under this option or reinstate this option if it has terminated. We must receive your signed written request in Good Order at least 3 Business Days before the Monthly Processing Date on which such change or reinstatement is to take effect.

8.    THE SEPARATE ACCOUNT

The Guardian Separate Account

The Variable Investment Options under this policy are funded by The Guardian Separate Account N (Account N). Account N is a separate investment account established by The Guardian Insurance & Annuity Company, Inc. (GIAC) under the laws of the state of Delaware. Account N is subject to the laws of the jurisdiction in which this policy is issued. Account N is registered as a unit investment trust with the Securities and Exchange Commission (SEC) under the Investment Company Act of 1940 (the 1940 Act).

Account N is treated as a division of GIAC and is used to provide values and benefits for variable life insurance policies only. We own the assets in Account N. The assets in Account N are kept separate from our general account and our other separate accounts.

Assets equal to the reserves and contract liabilities of Account N will not be charged with liabilities that arise from any other business we may conduct. We may transfer assets in excess of the reserves and contract liabilities of Account N to our general account. Income and realized and unrealized gains and losses from assets in each Variable Investment Option in Account N are credited to or charged against such Variable Investment Option without regard to income and realized and unrealized gains or losses in Account N’s other Variable Investment Options or in our general account, or other separate accounts. The valuation of all assets in Account N will be determined in accordance with all applicable laws and regulations.

Investment Divisions

Account N consists of a number of investment divisions or Variable Investment Options. Each investment division of Account N invests in shares of a registered investment company. Such a company may include a mutual fund or a separate portfolio of a mutual fund, each of which is managed by an investment adviser registered under the Investment Advisers Act of 1940. The investment divisions available on the Issue Date are listed in the then current prospectus for Account N as it relates to this policy. Each underlying investment company is more fully described in a separate prospectus. Any investment adviser’s fee, if applicable, is described in the appropriate prospectus.

18-IVUL	22

Rights Reserved

We reserve the right to take certain actions which we deem necessary to serve the best interests of the owner and beneficiary, and appropriate to carry out the purposes of this policy.

We will exercise our reserved rights only when permitted by applicable law. When required by law, we will obtain your approval, as well as approval by the SEC and any appropriate regulatory authority. Examples of the actions we may take include:

•	deregistering Account N under the 1940 Act;

•	operating Account N in any form permitted under the 1940 Act, or in any other form permitted by law;

•	taking any action necessary to comply with or obtain and continue any exemptions from the 1940 Act;

•	transferring any assets in an investment division into another investment division, or into one or more separate accounts, or into our general account;

•	adding, combining or removing investment divisions in Account N;

•	substituting, for the policy account values held in any investment division, the shares of another class issued by a mutual fund in which such values are invested or the shares of another investment company or any other investment permitted by law;

•	changing the way we deduct or collect charges under a policy, but without increasing the charges unless and to the extent permitted by other provisions of this policy;

•	modifying this policy as necessary to ensure that it continues to qualify as life insurance under Section 7702;

•	modifying, adding to, eliminating, or suspending the owner’s ability to allocate Net Premiums or transfer Unloaned Policy Account Value amounts into any Variable Investment Option or into the Fixed-Rate Option in order to implement any action that a Variable Investment Option’s underlying mutual fund may take with respect to such Variable Investment Option or in accordance with our right to impose transfer restrictions as described in the Allocations and Transfers Section; and

•	making any other necessary technical changes in this policy in order to conform with any action this provision permits us to take.

We will notify you if any of these changes result in a material change in the underlying investments of an investment division of Account N to which any part of the Policy Account Value is allocated. Details of any such change will be filed with any regulatory authority where required and will be subject to any required approval.

If you object to the material change and a portion of the Policy Account Value is attributable to the affected investment division, then we will transfer that value into another investment division, the Indexed Option or the Fixed-Rate Option. To effect such transfer, we must receive your signed written request in Good Order within 60 days of the postmarked notice of material change. We will not deduct a transfer charge for this transaction.

9.    FIXED-RATE OPTION

The Fixed-Rate Option is part of assets held in our general account. You may allocate all or part of any Net Premium to the Fixed-Rate Option. You may also transfer all or part of the Policy Account Value attributable to the Variable Investment Options or Indexed Option into the Fixed-Rate Option, subject to the Allocations and Transfers Section of this policy.

We will credit interest on all amounts allocated or transferred to the Fixed-Rate Option. Interest will accrue daily at a minimum guaranteed effective annual rate of 1.5% and will be credited to the Fixed-Rate Option whenever a financial transaction takes place under the policy. We may declare interest rates greater than 1.5% at our discretion. If a new interest rate is declared, it will apply to all funds in the Fixed-Rate Option from the date of declaration to the date the rate is changed again.

The annual statement to the owner shows the interest rate in effect on a Policy Anniversary if a portion of the Policy Account Value is then attributable to the Fixed-Rate Option. We will provide the interest rate in effect on any other date upon request.

18-IVUL	23

10.    INDEXED OPTION

The Indexed Option consists of the Holding Account and any Indexed Segments associated with the Indexed Account shown in the Policy Data section. Any amounts in the Indexed Option are part of the assets held in our general account.

Holding Account

Any Net Premium or Policy Account Value that you request to be allocated or transferred to the Indexed Option will first be deposited into the Holding Account. The amounts in the Holding Account will then be used to create a new Indexed Segment on the next available Indexed Segment Start Date. In order for a transfer from the Holding Account to be made, the value of the Holding Account on an Indexed Segment Start Date must be at least equal to the Indexed Segment Minimum Starting Amount. If this is the case, the amount in the Holding Account will be used to create a new Indexed Segment.

We will credit interest on all amounts held in the Holding Account. Interest will accrue daily at a minimum guaranteed effective annual rate of 1.5% and will be credited to the Holding Account whenever a financial transaction takes place under the policy and on an Indexed Segment Start Date immediately prior to any transfer to a new Indexed Segment. We may declare interest rates greater than 1.5% at our discretion. If a new interest rate is declared, it will apply to all funds in the Holding Account from the date of declaration to the date the rate is changed again.

Indexed Segments

The Indexed Account is the portion of the Indexed Option where interest is credited based in part on the performance of an external index. The external index applicable to the Indexed Account is the Index shown in the Policy Data section.

An Indexed Segment is created when an amount is transferred from the Holding Account to the Indexed Account on an Indexed Segment Start Date. An Indexed Segment will not be created if the Indexed Segment Maturity Date will be later than the Policy Anniversary on which the Attained Age of the insured is 121. The value in an Indexed Segment does not increase until the Indexed Segment Maturity Date. On the Indexed Segment Maturity Date, the Indexed Segment maturity value will equal the value of the Indexed Segment on the Indexed Segment Maturity Date plus the Indexed Segment Interest Credit. If the value in an Indexed Segment goes to zero due to a partial withdrawal, a transfer or a requested policy loan prior to the end of the Indexed Segment, the Indexed Segment will end and the Indexed Segment Interest Credit will not be applied to that Indexed Segment. However, if the value in an Indexed Segment goes to zero due to the payment of Monthly Deductions or loan interest prior to the end of the Indexed Segment and the policy does not lapse, the Indexed Segment will continue with Indexed Segment Monthly Balances of zero until the Indexed Segment Maturity Date

We may substitute an alternative Index if: (i) the calculation of an Index is substantially changed; (ii) the publication of an Index is discontinued; or (iii) at our sole discretion we determine that our use of an Index should be discontinued. If we were to substitute an alternative Index at our discretion, the new Index would only apply to new Indexed Segments. Any outstanding Indexed Segments would mature on their original Indexed Segment Maturity Dates. If an Index were to be discontinued or substantially changed, we may mature the Indexed Segments early. We would calculate the Indexed Segment Interest Credit by changing the Indexed Segment Maturity Date to the date that reflects the most recently available closing value of the Index before it was discontinued or changed.

We will notify you or any assignee on our records of any such addition or substitution, prior to our use of any additional Indexed Account or alternative Index, subject to the approval of the Interstate Insurance Product Regulation Commission.

Reallocation of Matured Indexed Segments

On an Indexed Segment Maturity Date, the Indexed Segment maturity value will be transferred in accordance with the allocation instructions we have on file for maturing Indexed Segments. Any amounts that are to be reallocated to an Indexed Account are first transferred to the Holding Account. If we do not have allocation instructions on file, we will allocate 100% of the Indexed Segment maturity value back into the Holding Account and a new Indexed Segment will be created on the next Indexed Segment Start Date. Any portion of the Indexed Segment maturity value that is currently being used to secure an Indexed Loan will be reallocated to the Indexed Account regardless of the allocation instructions we have on file.

18-IVUL	24

Indexed Option Alternate Account

The Indexed Option Alternate Account may be used in the determination of a death benefit or upon a full surrender. If the value of the Indexed Option is less than the value of the Indexed Option Alternate Account, the difference between these 2 amounts will be included as part of the Policy Account Value when determining:

•	The amount of a minimum death benefit that is payable under this policy;

•	The amount of Net Cash Surrender Value available to you upon surrender of this policy.

The Indexed Option Alternate Account is zero on the Issue Date. It is then increased by any Net Premiums or amounts transferred to the Indexed Account. The Indexed Option Alternate Account will not be increased by any Indexed Segment Interest Credits. The Indexed Option Alternate Account is also decreased by any amounts withdrawn from the Holding Account or Indexed Segments either through the payment of a Monthly Deduction (with the exception of the Indexed Account Charge), a partial withdrawal, transfer to a Variable Investment Option or the Fixed-Rate Option, or amounts transferred to the Loan Account due to a Standard Loan.

We will credit interest on amounts in the Indexed Option Alternate Account. Interest will accrue daily at an effective annual rate of 2.5% and will be credited to the Indexed Option Alternate Account whenever a financial transaction takes place under the policy. Interest will not be credited when the Indexed Option Alternate Account is zero or negative.

The Indexed Option Alternate Account:

•	is not available for partial withdrawals,

•	does not affect the determination of the policy’s loan value

•	is not used to calculate the Death Benefit under Death Benefit Option 2; and

•	is not used in the policy’s Net Amount at Risk calculation.

If this policy lapses because the Policy Account Value is insufficient to pay Monthly Deductions, the amount by which the Indexed Option Alternate Account exceeds the amount held in the Indexed Option will be paid to the Owner at the end of the grace period.

11.    POLICY ACCOUNT VALUE

The Policy Account Value is the sum of the values of the Variable Investment Options, the Indexed Option, the Fixed-Rate Option and the Loan Account attributable to this policy. On a Monthly Processing Date, the Policy Account Value is the sum of these values after subtracting the Monthly Deductions due on that date (unless specified otherwise in this policy).

Each Variable Investment Option has Investment Units and a related Unit Value.

The portion of the Policy Account Value attributable to a Variable Investment Option is equal to the number of Investment Units attributable to this policy which are in that Variable Investment Option multiplied by the applicable Unit Value for that Variable Investment Option.

The portion of the Policy Account Value attributable to the Holding Account, Indexed Segments, Fixed-Rate Option and the Loan Account, if any, are expressed as a dollar amount.

Investment Units

Amounts allocated, transferred or added to a Variable Investment Option are used to purchase Investment Units. Investment Units are redeemed and canceled when amounts are deducted, withdrawn or transferred from a Variable Investment Option. We determine the number of Investment Units purchased or redeemed in a Variable Investment Option by dividing the dollar amount of the transaction by the Unit Value for that Variable Investment Option at the close of the Business Day on which the transaction occurs.

Investment Unit Value

We determine the Unit Value for each Variable Investment Option at the close of every Business Day. The Unit Value for any Business Day is (a) multiplied by (b), where:

(a)	is the Unit Value for the Investment Unit at the close of business on the preceding Business Day; and

(b)	is the net investment factor, as described below, for the current Business Day.

18-IVUL	25

Net Investment Factor

On any Business Day, the net investment factor for a Variable Investment Option is determined by dividing the sum of (a) and (b) by (c) where:

(a)	is the net asset value per share of the investments held by the Variable Investment Option at the close of the current Business Day;

(b)	is the per share amount of any dividends or other distributions made by the investments held by the Variable Investment Option on the current Business Day reduced by the sum of any federal, state, or local taxes payable by GIAC and allocated by GIAC to the Variable Investment Option; and

(c)	is the net asset value per share of the investments held by the Variable Investment Option at the close of the Business Day immediately preceding the current Business Day.

The net investment factor may be less than 1.00 since it is based on the investment experience of Account N.

Monthly Deductions

On each Monthly Processing Date, we will deduct Monthly Deductions from the Variable Investment Options in proportion to the relative amount you have in each Variable Investment Option. We will only transfer the excess from the Indexed Option or the Fixed-Rate Option if the Monthly Deduction exceeds the Policy Account Value attributable to all Variable Investment Options. If the Monthly Deduction is in excess of the Policy Account Value attributable to the Variable Investment Options, we will then take the Monthly Deduction first from the Holding Account, then from any Indexed Segments on a last in first out basis then lastly from the Fixed-Rate Option. The Monthly Deductions for a policy month are the sum of:

•	the monthly cost of insurance charge;

•	the administrative charges;

•	the mortality and expense risk charge;

•	the indexed account charge; and

•	the monthly costs for any riders.

The Monthly Deductions are calculated after we process any other requested transactions on the policy, such as premium payments, loan repayments, withdrawals, transfers, face amount changes and death benefit option changes.

Monthly Cost of Insurance

The monthly cost of insurance charge on each Monthly Processing Date equals the sum of the products of (a) and (b), where:

(a)	is the applicable cost of insurance rate in effect on that Monthly Processing Date; and

(b)	is the applicable Net Amount at Risk on the Monthly Processing Date, divided by 1,000.

(a) and (b) are determined separately for the Initial Face Amount and any Policy Segments.

The monthly cost of insurance charge is calculated after the deduction of all other monthly policy charges listed above and all monthly rider charges, with the exception of any Waiver of Monthly Deductions rider attached to this policy.

When the Net Amount at Risk is determined, the Policy Account Value will be allocated first to the Basic Sum Insured for the Initial Face Amount. Any excess will then be allocated to any Additional Sum Insured component of the Initial Face Amount. Any remaining Policy Account Value will then be allocated to each Policy Segment, from oldest to most recent. If the death benefit is increased due to the operation of Death Benefit Option 2 or 3, the increase will be allocated to the Basic Sum Insured. If the death benefit is further increased due to Section 7702, such increase will be allocated to the most recent Policy Segment. In allocating the Policy Account Value, we will allocate only as much as is necessary to reduce the Net Amount at Risk for that portion of the death benefit to zero, and then allocate the remaining Policy Account Value to the next portion of the death benefit in the order provided above. We do this until the entire Policy Account Value is allocated, and then the Net Amount at Risk and cost of insurance is calculated.

Monthly cost of insurance rates applicable to the Net Amount at Risk for the Initial Face Amount and any Policy Segments are based on:

•	the insured’s underwriting class and age on the effective date of the coverage;

18-IVUL	26

•	whether the coverage is Basic Sum Insured or Additional Sum Insured;

•	the then current total Face Amount of the policy, including any Policy Segments;

•	the insured’s sex; and

•	the Policy or Policy Segment duration.

We have the right to change the monthly cost of insurance rates. However, these rates will never exceed the maximum monthly cost of insurance rates shown in the Policy Data section for the appropriate underwriting class. Any such change will be made on a uniform basis to all policies that are issued on this form for insureds who have the same underwriting class, age on the Policy Date or the effective date of any Policy Segment, total Face Amount, sex, and Policy or Policy Segment duration.

Any change in the monthly cost of insurance rates will be based on changes in future expectations for mortality, expenses, persistency, federal income taxes, state or local premium taxes and/or our investment earnings. Changes in the monthly cost of insurance rates will be determined only prospectively and will not be made because of a deterioration in the insured’s health. Changes will not be made in order to recoup any prior losses or distribute prior gains. Any change in cost of insurance rates will comply with the procedures and standards on file with the insurance department for the jurisdiction where this policy is delivered.

Administrative Charge

The Monthly Deductions on each Monthly Processing Date includes the administrative charges described in the Policy Data section. The administrative charges are not affected by subsequent decreases in Face Amount or by Death Benefit Option changes. The charge is guaranteed never to exceed a maximum monthly rate as specified in the Policy Data section.

Indexed Account Charge

The Indexed Account Charge is based on the Policy Account Value allocated to the Indexed Segments on the Monthly Processing Date before any other Monthly Deductions are subtracted. The charge is guaranteed never to exceed a maximum monthly rate as specified in the Policy Data section.

Mortality and Expense Risk Charge

The mortality and expense risk charges are based on the Policy Account Value allocated to the Variable Investment Options on the Monthly Processing Date before any other Monthly Deductions are subtracted. The charge is guaranteed never to exceed a maximum monthly rate as specified in the Policy Data section.

12.    PARTIAL WITHDRAWALS AND SURRENDER

Partial Withdrawals

At any time while the insured is living and while this policy is in force, you may request a partial withdrawal from the Net Cash Surrender Value, subject to the conditions described below. All partial withdrawals will reduce the Policy Account Value by the amount of the partial withdrawal. Depending on the Death Benefit Option in effect, all or part of the partial withdrawal may also reduce the Face Amount of the policy, as described below.

The conditions for taking a partial withdrawal are as follows:

•	we must receive your signed written request in Good Order;

•	the withdrawal must be at least equal to the minimum partial withdrawal amount shown in the Policy Data section;

•	if Death Benefit Option 1 or Option 3 is in effect, the Face Amount remaining after any reduction, as specified below, may not be less than the Minimum Face Amount shown in the Policy Data section; and

•	the Net Cash Surrender Value after a partial withdrawal must be at least equal to 3 times the most recent Monthly Deductions.

A partial withdrawal will take effect as of the Business Day on which we receive your signed written request in Good Order for the withdrawal. In processing the partial withdrawal and in determining what part of the Face Amount, if any, must be reduced due to the withdrawal request, we will use values as of the close of that Business Day.

18-IVUL	27

For Death Benefit Option 1, we will reduce the Face Amount by the amount of the partial withdrawal minus the amount by which (a) exceeds (b) where:

(a)	equals the Policy Account Value; and

(b)	equals the Face Amount, divided by the applicable Death Benefit Factor shown in the Policy Data section.

For Death Benefit Option 2, the Face Amount will not be reduced due to a partial withdrawal.

For Death Benefit Option 3, we will reduce the Face Amount by the amount of the partial withdrawal minus the greater of:

•	the Net Accumulated Premiums; or

•	the amount by which (a) exceeds (b) where (a) is the Policy Account Value and (b) is the Face Amount divided by the applicable Death Benefit Factor shown in the Policy Data section.

We will first deduct the amount of any partial withdrawal from the Policy Account Value attributable to the Variable Investment Options specified in your request for the partial withdrawal. We will only deduct from the Indexed Option or the Fixed-Rate Option if the partial withdrawal exceeds the Policy Account Value attributable to all Variable Investment Options. If you request a partial withdrawal without specifying the Variable Investment Options from which the withdrawal should be taken, we will process the withdrawal in proportion to the relative amount you have in each Variable Investment Option. We will only transfer the excess from the Indexed Option or the Fixed-Rate Option if the requested withdrawal exceeds the Policy Account Value attributable to all Variable Investment Options. If the withdrawal is in excess of the Policy Account Value attributable to the Variable Investment Options, we will then transfer amounts from the Holding Account, then from any Indexed Segments on a last in first out basis then from the Fixed-Rate Option.

We will not process any request for a partial withdrawal that exceeds the amount available. We reserve the right to limit the number of partial withdrawals to 12 in a policy year. We will provide revised Policy Data pages reflecting any reduction in benefits and values due to a partial withdrawal.

Surrender

You may surrender this policy for its full Net Cash Surrender Value by sending this policy and your signed written request in Good Order. The surrender will take effect as of the close of the Business Day on which we receive the written request. Upon surrender, this policy will terminate and all insurance under this policy will end. If the surrender request is processed on a Monthly Processing Date, we will not deduct the Monthly Deductions due on that Date from the Policy Account Value in determining the Net Cash Surrender Value.

We will deduct surrender charges if this policy is surrendered for its Net Cash Surrender Value during a surrender charge period. Total surrender charges under this policy will equal the sum of the surrender charges for the Initial Face Amount and any Policy Segments.

The Surrender Charge table applicable to the Initial Face Amount is shown in the Policy Data section. An increase in Face Amount that creates a new Policy Segment will result in additional surrender charges as of the effective date of the new Policy Segment. You will be notified of the new surrender charges.

Surrender charges are not affected by a change in Death Benefit Option or by decreases in Face Amount.

18-IVUL	28

13.    POLICY LOANS

You may obtain a policy loan at any time while the insured is living. We must receive your signed written request in Good Order. This policy must be assigned to us; this is the only security needed. The policy loan will take effect as of the Business Day on which we receive the written request. The maximum loan amount is the Loan Value described below and the minimum loan amount is $500.

Policy Debt at Death

Any Policy Debt not repaid upon the insured’s death will be deducted from the death proceeds.

Loan Types

There are two types of loans available under this policy: Standard Loans and Indexed Loans. You may have only one type of loan in effect at any given time. You may change the type of loan only on a Policy Anniversary subject to the terms and conditions of the specific loan type.

1.    STANDARD LOANS

Standard Loan Value

The loan value on any Business Day for a Standard Loan is:

•	98% of the Cash Surrender Value on that Business Day; less

•	the amount of any Policy Debt on that Business Day; less

•	the amount of any interest which will accrue on any existing Policy Debt and the new requested loan from the current Business day to the next Policy Anniversary; less

•	the amount of the most recent Monthly Deductions made multiplied by the number of Monthly Processing Dates that will occur between the current Business Day and the next Policy Anniversary, not to exceed 3 Monthly Deductions.

Standard Loan Interest

Loan interest accrues daily and is payable in arrears on each Policy Anniversary. The maximum annual interest rate charged on policy loans is 4% until the date shown in the Policy Data section and 3.5% thereafter. Compound interest is used. Any accrued and unpaid interest as of the Policy Anniversary will be capitalized and added to the Loan Amount and will be charged interest at the same rate. This occurs after Monthly Deductions are processed on that date. See the Loan Repayment provision for interest on a date a loan repayment is made.

Standard Loan Account

When you take a Standard Loan, we transfer an amount equal to the amount of the loan from the Variable Investment Options, the Indexed Option and the Fixed-Rate Option into a Loan Account. An amount equal to the amount of the loan remains in the Loan Account until the loan is repaid. Amounts transferred from the Variable Investment Options into the Loan Account no longer share in the investment experience of the Variable Investment Options from which they were transferred. Amounts transferred from the Fixed-Rate Option no longer earn the rate of interest which applies to the Fixed-Rate Option. Amounts transferred from an Indexed Segment will no longer be used in the determination of any Indexed Segment Interest Credit.

We will first transfer the amount of the loan from the Policy Account Value attributable to the Variable Investment Options specified in the owner’s request for the loan. If you request a loan without specifying the Variable Investment Options from which the loan should be taken, we will process the loan in proportion to the relative amount you have in each Variable Investment Option. We will only transfer the excess from the Indexed Option or the Fixed-Rate Option if the requested loan exceeds the Policy Account Value attributable to all Variable Investment Options. If the requested loan is in excess of the Policy Account Value attributable to the Variable Investment Options, we will then transfer amounts from the Holding Account, then from any Indexed Segments on a last in first out basis then from the Fixed-Rate Option.

We will not process any request for a loan amount that exceeds the amount available.

Amounts in the Loan Account also earn interest from the Business Day of the transfer at a minimum effective yearly rate of 3%. Interest accrues daily and is credited to the Loan Account whenever a financial transaction takes place under the policy. The interest we credit to the loaned amount remains in the Loan Account until the next Policy Anniversary. On the Anniversary, interest due on the loan becomes payable. If you do not pay this interest, we will attempt to pay it using values in your policy. In doing so, we will first use any interest that has accrued on the outstanding loan that was credited to the Loan Account. If this interest is not sufficient to cover the loan interest due,

18-IVUL	29

we will transfer an amount needed to increase the Loan Account to equal the Policy Debt. This amount will be transferred from the Variable Investment Options, Indexed Holding Account, Indexed Segments and the Fixed-Rate Option in the same order as if this was a new loan. If there is not enough Policy Account Value to cover the full transfer, then we will transfer what is available and you must make a loan repayment to cover the difference within 61 days or the policy will lapse. We will notify you at least 30 days before the policy lapses and advise you of this situation. However, if the policy is within the No Lapse Guarantee Period or you have a Guaranteed Coverage Rider and the requirements for either of those benefits have been met, this loan repayment will not be required. However, the loan interest that was not covered by the transfer will continue to be part of the Policy Debt.

2.    INDEXED LOANS

You may elect to receive an Indexed Loan at any time on or after the fifth Policy Anniversary if there is no Standard Loan in effect. The maximum amount of an Indexed Loan is the lesser of the loan value described in the Standard Loan provision or the amount allocated to the Indexed Option. The amount of the Indexed Loan remains in the Indexed Segments or Holding Account. We will not allow amounts in the Holding Account or Indexed Segments to be transferred out if they are being used to secure the Indexed Loan. For purposes of calculating any reinstatement charge, when this policy lapses while an Indexed Loan is in effect, the value of any Indexed Segments that were used to secure an Indexed Loan will be transferred to the Holding Account.

Indexed Loan Interest

Loan interest accrues daily and is payable in arrears on each Policy Anniversary. The annual interest rate charged on Indexed loans is 6% using compound interest. Any accrued and unpaid interest as of the Policy Anniversary will be capitalized and added to the Loan Amount and will be charged interest at the same rate. This occurs after Monthly Deductions are processed on that date.

If on that date the Loan Amount exceeds the amount allocated to the Indexed Option, we will transfer amounts from the Variable Investment Options and the Fixed-Rate Option to the Indexed Option so that the amount in the Indexed Option equals the Loan Amount. This amount will be transferred from the Variable Investment Options and the Fixed-Rate Option in the same order as if this were a new loan.

If there is not enough Policy Account Value to cover the full transfer, then we will transfer what is available and you must make a loan repayment to cover the difference within 61 days or the policy will lapse. We will notify you at least 30 days before the policy lapses and advise you of this situation. However, if the policy is within the No Lapse Guarantee Period or you have a Guaranteed Coverage Rider and the requirements for either of those benefits have been met, this loan repayment will not be required. However, the loan interest that was not covered by the transfer will continue to be part of the Policy Debt.

See the Loan Repayment provision for the payment of interest on a date a loan repayment is made.

Policy Loan Repayment

Any outstanding Policy Debt may be repaid at any time before the insured’s death while this policy is in force. Any outstanding Policy Debt may also be repaid within 60 days after the insured’s death if the policy was in force on the date of the insured’s death and the death proceeds of this policy have not been paid in one sum or applied under a payment option. All loan repayments are credited to the policy as of the close of the Business Day on which we receive the payment in Good Order. The minimum loan repayment amount is shown in the Policy Data section.

In general, loan repayments are applied first to pay loan interest due but not yet capitalized and then to loan principal outstanding. The specific procedure depends on:

(a)	the amount of the loan repayment; and

(b)	the amount of loan interest that has accrued but not yet been capitalized.

If (a) is greater than or equal to (b), we will reduce the interest that has accrued but not yet been capitalized and the interest credited to the loaned amount since the previous Policy Anniversary to zero. The amount by which the loan repayment exceeds the loan interest that has accrued but not yet been capitalized will reduce the Loan Amount. We do this by transferring an amount equal to the excess from the Loan Account to the Allocation Options based on your instructions provided with the loan repayment. If you do not designate specific Allocation Options to which this transfer should be made, we will use your most current allocation instructions for premium payments.

If (a) is less than (b), then we will reduce both the interest credited to the loaned amount since the previous Policy Anniversary and the difference between the interest credited to the loaned amount and the loan interest that has accrued but not yet been capitalized, by the ratio of (a) divided by (b). The amount by which the interest credited is reduced is transferred from the Loan Account to the Allocation Options as stated above.

18-IVUL	30

14.    EXCHANGE OF POLICY

The owner may exchange this policy for a new fixed-benefit policy on the life of the insured at any time until the applicable date shown in the Policy Data section. Evidence of insurability will not be required. The values under the new policy will not be available for allocation to the Variable Investment Options, Indexed Account or the Fixed Rate Option. This exchange is subject to the following conditions:

•	we must receive your signed written request in Good Order;

•	this policy must be surrendered to us;

•	this policy must be in force with all due Monthly Deductions paid to the exchange date;

•	the exchange cost, if any, must be paid to the issuing company (see Exchange Cost or Credit below);

•	any outstanding Policy Debt must be repaid to us;

•	the new policy will be a level annual premium whole life plan then being issued by us or our affiliate that we make available for this purpose. Our affiliate is The Guardian Life Insurance Company of America;

•	the new policy will have the same Policy Date as this policy;

•	the Face Amount of the new policy will be no higher than the Face Amount of this policy;

•	the new policy’s underwriting class will be based on the underwriting classes made available by the issuing company and will be comparable to the underwriting class of the most recent Policy Segment of this policy. However, it will be subject to any Face Amount limitations then in effect;

•	premiums for the new policy will be based on the published rates of the issuing company on the exchange date. The premiums will depend on the new policy’s plan, the Face Amount and underwriting class and the insured’s age and sex;

•	the contestable and suicide periods for the new policy will be measured from the Issue Date of this policy; and

•	the new policy will be subject to any existing assignment of this policy.

Riders

Additional benefit riders will be available on the new policy only if the issuing company agrees. Satisfactory evidence of insurability will be required. All riders on the new policy will be subject to the issuing company’s rules on the exchange date.

Exchange Cost or Credit

In some cases, there may be an exchange cost or credit, depending on the amount applied to the new policy.

On or before the tenth Policy Anniversary, we use the following 2 values to determine the amount of the exchange cost or credit:

(a)	the cumulative premiums for the new policy with an annual interest rate of 4%, less the cumulative premiums for this policy with an annual interest rate of 4%; and

(b)	the cash value of the new policy, less this policy’s Net Cash Surrender Value on the exchange date.

If either or both of these values are greater than zero, then you must pay an exchange cost to the issuing company. If both of these values are less than zero, then the issuing company will pay you an exchange credit. The exchange cost will be the greater of (a) and (b); if one value is positive and one value is negative, the exchange cost will be the positive value. The exchange credit will be the greater of (a) and (b), meaning the amount which is closer to zero.

After the tenth Policy Anniversary, the exchange cost or credit is determined only by (b) above. If this amount is greater than zero, you must pay this as an exchange cost; if it is negative, the issuing company will pay you an exchange credit.

In calculating any exchange cost or credit, we reserve the right to assess an additional charge if the insured is in a substandard risk class. This charge would be based on the substandard reserve for the new policy.

When an exchange credit is payable, it may be used to purchase paid-up additions under the new policy.

18-IVUL	31

Exchange Date

The exchange date is the Issue Date of the new policy. This date is the later of: (a) the Business Day on which we receive your signed written request in Good Order for an exchange of this policy; or (b) the Business Day the issuing company receives any exchange cost payable by you.

15.    PAYMENT OPTIONS

Payment of Proceeds

The proceeds of this policy will be paid in one sum, unless otherwise provided. All or part of this sum may be applied under any payment option described below or in any other manner we approve. The payee under any payment option must be a natural person.

Election of Payment Options

During the insured’s lifetime, you may choose any option for payment of the death proceeds. If no election is in force when the proceeds become payable, the payee may make an election. For death proceeds, election must be made within one year after the insured’s death. For other proceeds, election must be made within 60 days after the proceeds become payable.

You may appoint a secondary payee to receive any payments remaining after the death of the payee. Upon the death of any payee receiving payments under an option, the remaining payments will be continued to the secondary payee or paid in one sum as described in the Termination provision, whichever is elected.

Any election must be in a written form satisfactory to us. Payment options are fixed and do not vary with the performance of the Variable Investment Options.

16.    GENERAL PROVISIONS

The Contract

The entire contract consists of (1) the Basic Policy; (2) any attached riders or endorsements; (3) all original applications attached to this policy; and (4) any subsequent applications attached to this policy. We relied upon the applications in issuing this policy. All statements in the applications are assumed to be true to the best knowledge and belief of the person(s) making them. These statements, in the absence of fraud, are representations and not warranties. No statement will be used to contest this policy unless contained in the applications attached to this policy.

Only the President, a Vice President, or the Secretary of GIAC may make or modify this policy. No agent has the authority to

•	change this policy;

•	waive any of our requirements; or

•	waive an answer to any question in the application(s).

We will not be bound by any promise or statement made by any agent or other person except as stated above.

Basis of Values

The maximum cost of insurance rates under this policy are based on the Commissioners’ 2017 Standard Ordinary Mortality Table, Age Nearest Birthday, male or female, smoker or nonsmoker.

All policy values are not less than the minimum values and benefits required by any state statute. A detailed statement of the method of computing these values has been filed with each state insurance department.

Misstatement of Age and Sex

If we determine while the insured is still alive that there was a misstatement of age or sex reflected in the policy, the policy values will be recalculated based on the correct information. If we determine after the insured’s death that there was a misstatement of age or sex reflected in the policy, the amount of the death benefit will be the amount that would be purchased by the most recent monthly deduction for the cost of insurance charge based on the correct age and sex, if applicable, according to our published rates on the Policy Date.

18-IVUL	32

Incontestability

This policy will be incontestable after it has been in force during the insured’s lifetime for 2 years from its Issue Date. If the Face Amount has been increased, such increase will be incontestable after it has been in force during the insured’s lifetime for 2 years from the date the increase takes effect. If we successfully contest an increase in Face Amount, the death benefit will be the amount that would have been payable had such increase not taken effect.

If this policy is reinstated, the policy will have a new 2-year contestable period from the date of reinstatement. A contest of a reinstated policy will only be based upon representations made in the reinstatement application, unless the policy is still within the original 2-year contestable period.

The contestable period of any additional benefit rider attached to this policy is stated in the rider.

Suicide Exclusion

Suicide by the insured, while sane or insane, within 2 years from the Issue Date is not covered by this policy. If this occurs, the policy will end and the death proceeds payable to the Beneficiary will be the greater of (a) or (b) as of the date of death, where:

(a)	is the sum of all premium payments made under this policy, less any Policy Debt and any partial withdrawals;

(b)	is the Net Cash Surrender Value.

If the insured commits suicide, while sane or insane within 2 years from the effective date of any increase in the Face Amount, our liability with respect to such increase will be limited to the cost of insurance for such increase.

Deferment

We reserve the right to defer calculation and payment of this policy’s benefits which are attributable to the Variable Investment Options when:

•	the New York Stock Exchange is closed for trading (except for customary weekend and holiday closings) or when trading has been restricted;

•	the Securities and Exchange Commission restricts trading or determines that an emergency exists;

•	a Variable Investment Option’s corresponding mutual fund lawfully suspends payment or redemption of its shares, or the Securities and Exchange Commission by order permits postponement of payment to protect policyowners; or

•	GIAC is required to delay payments because of federal laws designed to counter terrorism and prevent money laundering.

In such situations, we may defer:

•	determination or payment of a partial withdrawal, surrender or death proceeds (we may defer payment of death proceeds for up to 2 months only);

•	determination or payment of policy loans;

•	transfers among or in to the Variable Investment Options; or

•	allocation of Net Premiums to the Variable Investment Options.

We may defer the following transactions from the Fixed-Rate Option or the Indexed Option for up to 6 months from the Business Day we receive your proper written request at the Customer Service Office:

•	determination or payment of a partial withdrawal, surrender or death proceeds. GIAC will pay interest on deferred partial withdrawals and surrenders at a rate not less than 3% a year if any such payment is deferred 30 days or more;

•	determination or payment of policy loans; or

•	transfers from the Fixed-Rate Option or Indexed Option.

Underwriting Class Change

You have the right to request that we consider changing the insured’s underwriting class, subject to evidence of insurability. We will provide revised Policy Data pages reflecting any changes made due to an underwriting class change

18-IVUL	33

Communications with Us

We receive all communications only at our Customer Service Office. Please include the policy number, the full names of the owner and insured, and the owner’s current address in all correspondence with us.

Lost Policy

If this policy is lost and a duplicate is requested, we may charge a fee not to exceed $100 for such request.

Claims of Creditors

Unless required by law, any amount payable under this policy to a Beneficiary will not be subject to the claims of any creditor.

Payments by Us

All sums payable by us are payable at our Customer Service Office.

Annual Statement to the Owner

The Owner will receive an annual statement from us soon after each Policy Anniversary.

Annual statements will show the following information as of the most recent Policy Anniversary:

•	the beginning and end dates of the reporting period;

•	the amount of death benefit;

•	the Policy Account Value and the portion of the Policy Account Value attributable to the Variable Investment Options, the Indexed Option and the Fixed-Rate Option;

•	the Net Cash Surrender Value and Cash Surrender Value;

•	the premiums paid and charges deducted since the last statement;

•	any transfers or partial withdrawals since the last statement; and

•	any outstanding Policy Debt.

The statement will also include any other information required by the jurisdiction where this policy is delivered.

18-IVUL	34

Variable Universal Life Insurance Policy with an Index-Linked Interest Account

•	Flexible premiums payable during the insured’s lifetime.

•	Adjustable death proceeds payable at death of insured while policy is in force.

•	Investment experience of Separate Account reflected in benefits.

•	Non-participating. No dividends payable.

18-IVUL	35